Exhibit 10.20

December 10, 2008

Reza A. Ghanbari, Ph.D

3144 Northview Road

Wayzata, MN  55391

Dear Ray,

On behalf of Vital Images, Inc., I am pleased to offer you the full-time position of Executive Vice President, Strategy and Products, reporting directly to me.  Your base salary will be $10,416.67 semi-monthly, which annualizes to $250,000.   Your start date will be December 10, 2008.  This offer letter will expire on December 10, 2008.

In addition to your base salary, you will be eligible for the management bonus program.   Your management bonus incentive target for calendar year 2008 will be 35% of base pay.  Awards under the management bonus incentive plan will be based on achievement of a combination of both company and personal performance goals. Moreover, there is an opportunity for the bonus payout to be more than your incentive target, based on overachievement of Company goals. Payouts under the management incentive bonus plan are expected to be made to qualifying employees on a lump sum basis on or before March 15, 2009.   Please be advised that Vital Images reserves the right, without prior notice, to make any changes to the manager bonus program at its discretion, of which you will be notified.

Additionally, the Company will pay you a signing bonus of $25,000.  Appropriate taxes will be withheld on this bonus.  Should you leave the Company voluntarily within one year after your start date; the sign-on bonus must be repaid to the Company.

In addition to your salary, management will recommend that you receive non-qualified options to purchase 150,000 shares of Vital Images Common Stock and 15,000 shares of restricted stock. The grants will be priced as of your start date with Vital Images (or the first preceding trading date, if the markets are closed on your start date) and will be under our standard terms and conditions for such grants.

Upon joining Vital Images, you will be eligible to participate in the Company’s fringe benefit program. Specifically, you will accrue 1.66 days per month (.833 days per pay period) which equals 20 days (4 weeks) of vacation per year. You will also receive ten

(10) paid holidays per calendar year.   Medical, Dental, and Disability Insurance will be effective the first of the month following the start date.  You may participate in the Vital Images Employee Stock Purchase Plan the first day of any quarter, and the Vital Images 401(k) plan the first day of the month, following a three-month waiting period.  Please be advised that Company fringe benefit programs are subject to change as a matter of Company policy.

Initially, your position will be based in our corporate offices in Minnetonka, MN. After June 2009, you may be based out of any US city you wish, with reasonable business travel as required.

In compliance with the Immigration Reform and Control Act, all new employees are required to provide proof of work eligibility and identification. In order to satisfy these requirements, certain documents must be presented within 72 hours of your start date.  Please review the list, which is attached to the Form I-9, of appropriate documentation and bring these with you on your first day of employment.

You should be aware that your employment with Vital Images is for no specified period and constitutes at will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, Vital Images is free to conclude our employment relationship with you at any time, with or without cause, and with or without notice.

This offer of employment is contingent upon successful completion of a background investigation by the Human Resources Department at Vital Images.  Confirmation of completion of the investigation will be provided to you as soon as the investigation is complete.

To accept this offer of employment, please sign below and return one copy of this letter as soon as possible in the enclosed envelope, along with your signed non-disclosure agreement.

Ray, we are excited about having you on the Vital Images’ team.  We are confident that you will contribute to our Company’s growth and that we can provide a challenging and rewarding work environment to further your professional career.

Sincerely,

/s/ Michael H. Carrel

Michael Carrel
President/Chief Executive Officer

Accepted by	/s/ Reza Ghanbari	Date	12/10/08